Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2008 Equity Incentive Plan, as amended, the 2015 Stock Incentive Plan, and the 2015 Employee Stock Purchase Plan of Catabasis Pharmaceuticals, Inc. of our report dated March 5, 2015, except for Note 15, as to which the date is June 11, 2015, with respect to the financial statements of Catabasis Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-204144) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 14, 2015